UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

(RULE 14a-101)
SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.    )

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Cass Information Systems, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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CASS INFORMATION SYSTEMS, INC.

13001 Hollenberg Drive

Bridgeton, Missouri 63044

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To be held on

April 16, 2012

TO THE SHAREHOLDERS:

The Annual Meeting of Shareholders of Cass Information Systems, Inc. will be held at the location specified below on Monday, April 16, 2012, at 11:00 a.m. local time, for the following purposes:

1.    To elect four directors to serve, each for a three-year term;

2.	To ratify the appointment of KPMG LLP as the independent registered public accounting firm for 2012; and

3.	To act upon such other matters as may properly come before the Annual Meeting or any adjournment thereof.

The close of business on March 5, 2012 has been fixed as the record date for determining shareholders entitled to notice of and to vote at the Annual Meeting or any adjournment thereof.

This year’s Annual Meeting will be held at The Charles F. Knight Executive Education Center, Room 220, Olin School of Business at Washington University, One Brookings Drive, St. Louis, Missouri 63130. For your reference, a map is provided inside the back cover of this Proxy Statement.

All shareholders are cordially invited to attend the Annual Meeting. Whether or not you intend to be present, it is important that your shares be represented and voted at the Annual Meeting. You can vote your shares by one of the following methods: vote over the internet or by telephone using the instructions on the enclosed proxy card, or mark, sign, date and promptly return the enclosed proxy card. The presence, in person or by properly executed proxy, of a majority of the common stock outstanding on the record date is necessary to constitute a quorum at the Annual Meeting.

Please note that you will be required to present an admission ticket to attend the Annual Meeting. Your admission ticket is attached to your proxy card. If your shares are held in the name of a broker, trust, bank or other nominee, you can request an admission ticket by contacting our Investor Relations Department at (314) 506-5500.

By Order of the Board of Directors,

P. Stephen Appelbaum
Secretary

Bridgeton, Missouri

March 16, 2012

CASS INFORMATION SYSTEMS, INC.

13001 Hollenberg Drive

Bridgeton, Missouri 63044

PROXY STATEMENT

Annual Meeting of Shareholders to be held April 16, 2012

This Proxy Statement is being furnished to the common shareholders of Cass Information Systems, Inc. (the Company) on or about March 16, 2012 in connection with the solicitation of proxies on behalf of the Board of Directors of the Company (the Board) for use at the annual meeting of shareholders (the Annual Meeting) to be held on April 16, 2012 at the time and place and for the purposes set forth in the accompanying Notice of Annual Meeting, and at any adjournment of that meeting.

Holders of common stock, par value $.50 per share, of the Company at its close of business on March 5, 2012 (the Record Date) are entitled to receive notice of and vote at the Annual Meeting. On the Record Date, there were 10,383,118 shares of common stock outstanding and entitled to vote at the Annual Meeting. Holders of record of common stock are entitled to one vote per share of common stock they held of record on the Record Date on each matter that may properly come before the Annual Meeting. Company management and members of the Board, in the aggregate, directly or indirectly controlled approximately 8% of the common stock outstanding on the Record Date.

Shareholders of record on the Record Date are entitled to cast their votes in person or by properly executed proxies at the Annual Meeting. The presence, in person or by properly executed proxy, of a majority of the shares of common stock outstanding on the Record Date is necessary to constitute a quorum at the Annual Meeting. If a quorum is not present at the time the Annual Meeting is convened, the Company may adjourn the Annual Meeting.

If a quorum is present, the affirmative vote of a majority of the shares entitled to vote which are present in person or represented by proxy at the Annual Meeting is required to elect directors, ratify the appointment of KPMG LLP as the Company’s independent registered public accounting firm for 2012, and to act on any other matters properly brought before the Annual Meeting. Shareholders may not cumulate their votes in the election of directors.

Shares represented by proxies which are marked or voted (i) “withheld” for the election of the Board’s director nominee or nominees, (ii) ‘‘abstain’’ to ratify the appointment of the Company’s independent registered public accounting firm, or (iii) to deny discretionary authority on other matters will be counted for the purpose of determining the number of shares represented by proxy at the meeting. Such proxies will thus have the same effect as if the shares represented thereby were voted against such nominee or nominees and against the proposal to ratify the appointment of KPMG LLP as the Company’s independent registered public accounting firm for fiscal 2012. Shares held by brokers that do not have discretionary authority to vote on a proposal and have not received voting instructions from their clients are considered “broker non-votes.” Broker non-votes are considered present or represented for purposes of determining a quorum but will not be considered in determining the number of votes necessary for approval and will have no effect on the outcome of the vote for directors. As such, for your vote to be counted, you must submit your voting instruction form to your broker.

Please note that brokers may no longer use discretionary authority to vote shares on the election of directors or on executive compensation matters if they have not received instructions from their clients. Please vote your proxy so your vote can be counted. The inspector of elections appointed for the Annual Meeting will separately tabulate and certify affirmative and negative votes, abstentions and broker non-votes.

Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before it is voted. Proxies may be revoked by (i) filing with the Secretary of the Company, at or before the Annual Meeting, a written notice of revocation bearing a date later than the date of the proxy, (ii) duly executing and dating a subsequent proxy relating to the common stock and delivering it to the Secretary of the Company at or before the vote is taken at the Annual Meeting or (iii) attending the Annual Meeting and voting in person (although attendance at the Annual Meeting will not in and of itself constitute a revocation of a proxy). Any written notice revoking a proxy, or any subsequent proxy, should be sent to Cass Information Systems, Inc., Attn: P. Stephen Appelbaum, Secretary, 13001 Hollenberg Drive, Bridgeton, Missouri 63044.

All common stock represented at the Annual Meeting by properly executed proxies received prior to or at the Annual Meeting and not properly revoked will be voted at the Annual Meeting in accordance with the instructions indicated in such

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proxies.  If no instructions are indicated, such proxies will be voted FOR the election of the Board’s director nominees, FOR the ratification of the appointment of KPMG LLP as the Company’s independent registered public accountants for 2012, and in the discretion of the proxies with respect to any other matter that is properly brought before the Annual Meeting or any adjournment thereof.  The Board does not know of any matters other than the matters described in the Notice of Annual Meeting attached to the Proxy Statement that will come before the Annual Meeting.

The Board solicits the proxies. In addition to the use of the mails, proxies may be solicited personally or by telephone or electronic transmission by directors, officers or regular employees of the Company. It is contemplated that brokerage houses, custodians, nominees and fiduciaries will be requested to forward the soliciting material to the beneficial owners of common stock held of record by such persons, and will be reimbursed by the Company for expenses incurred therewith. The cost of solicitation of proxies will be borne by the Company.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE SHAREHOLDER MEETING TO BE HELD ON APRIL 16, 2012

The Company’s proxy statement, annual report on Form 10-K for the 2011 fiscal year and summary Annual Report to Shareholders are available at www.cassinfo.com under “Investor Relations,” then “Proxy Materials.”

The Company makes available free of charge through its website www.cassinfo.com its annual report on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and amendments to those reports filed and furnished pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 as soon as reasonably practicable after such documents are electronically filed with, or furnished to, the Securities and Exchange Commission (the SEC).

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PROPOSAL 1

ELECTION OF DIRECTORS

The Company’s Board consists of twelve members and is divided into three classes of four directors each. Each director is elected for a three-year term, and the term of each class of directors expires in successive years.

The Board, upon recommendation by the Nominating and Corporate Governance Committee, has nominated incumbent directors Robert A. Ebel, John L. Gillis, Jr., Randall L. Schilling and Franklin D. Wicks, Jr. for re-election. Each of the nominees has consented to serve if elected. If any of them becomes unavailable to serve as a director before the Annual Meeting, the Board may designate a substitute nominee. In that case, the persons named as proxies will vote for the substitute nominee designated by the Board.

All the directors and nominees bring to the Board a wealth of executive leadership experience derived from their service as corporate executives. Each possesses individual qualifications and skills that contribute to the Board’s effectiveness as a whole. The following information is submitted with respect to the nominees for election to the Board, together with the members of the Board whose terms will continue after the Annual Meeting or until their respective successors are duly elected and qualified:

Nominees to serve until 2015:

Robert A. Ebel, 56, has been a director since 2006. He is Chief Executive Officer (CEO) of Universal Printing Company, a privately-held printing company headquartered in St. Louis, Missouri. Mr. Ebel began his tenure with Universal Printing Company as CFO and board member in 1986. In 1996, he was appointed to the position of CEO. Mr. Ebel currently serves on the Board of the St. Louis Graphic Arts Joint Health and Welfare Fund and is active in various civic and charitable organizations in the St. Louis metropolitan area.

The Board selected Mr. Ebel to serve as a director because it believes he brings valuable business management and finance expertise to the Board. His current duties as CEO of a privately-held business based in St. Louis provide him with a strong knowledge of the local commercial marketplace served by the Company’s subsidiary bank.

John L. Gillis, Jr., 72, has been a director since 2007. Mr. Gillis is retired from the law firm of Armstrong Teasdale LLP. Mr. Gillis began his career as an associate with Armstrong Teasdale LLP in 1968, served as partner with the firm from 1975 to 2006 and as Senior Counsel from 2007 until 2009. He is a director and chairman of the Team Leader Committee of the Midwest Marines Foundation and has been active in other various civic and charitable organizations in the St. Louis metropolitan area.

The Board selected Mr. Gillis to serve as a director because of his legal background, as well as his knowledge of SEC rules and regulations as they relate to the Company’s role and responsibilities as a publicly-traded entity.

Randall L. Schilling, 49, has been a director since 2009. He is President and CEO of Candelstiq LLC, a privately-held software company based in St. Charles, Missouri. From 1992 to 2010, he was the CEO of Quilogy, Inc., a nationally recognized, privately-held information technology professional services company. Mr. Schilling is currently director of FormFast, a St. Louis-based company that provides electronic workflow solutions for healthcare organizations; KETC Channel 9, a local public television station; and, St. Louis Children’s Hospital Foundation. Additionally, Mr. Schilling has been active in various other civic and charitable organizations in the St. Louis metropolitan area, including Partners for Progress – Education Chairman and Young Presidents Organization.

The Board selected Mr. Schilling to serve as a director because he possesses information technology expertise to help address the challenges the Company faces in the rapidly changing information technology arena.

Franklin D. Wicks, Jr., 58, has been a director since 2006. He is Executive Vice President and President of Research Products of Sigma-Aldrich Corporation, a publicly-traded life science and high technology company located in St. Louis, Missouri. Dr. Wicks has worked for Sigma-Aldrich since 1982, beginning as a research chemist and subsequently working in marketing as President of Sigma Chemical and Vice President of Worldwide Operations, Sigma-Aldrich. He served as President, Scientific Research Division, Sigma-Aldrich from 1999 to 2002 and was responsible for operations in 34

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countries. Prior to his most recent appointment, Dr. Wicks served as President-SAFC. After receiving his Ph. D., Dr. Wicks served for four years on the staff of the Navigators at the Air Force Academy and at the University of Colorado at Boulder before joining Sigma-Aldrich. He is currently a member of the CEO Forum and serves as a trustee of Covenant Theological Seminary.

The Board selected Dr. Wicks to serve as a director because of his public company senior management experience, familiarity with corporate governance, and knowledge of local and global marketplace issues.

The Company’s Board recommends a vote FOR the four nominees for election to the Board of Directors.

Directors to serve until 2014:

K. Dane Brooksher, 73, has been a director since 2005. He is Retired Chairman and CEO of ProLogis, a leading provider of distribution services and facilities. Mr. Brooksher’s career with ProLogis spanned from 1993 to 2008, where he held the positions of Chairman of the Board, Chief Operating Officer (COO), Co-Chairman and CEO. Prior to joining ProLogis, he spent over 32 years with KPMG LLP, serving as the managing partner for the Mid-West area and the Chicago office, as well as serving on the firm’s Board of Directors, Management Committee and as International Development Partner. He is director and past Chairman of the Board of Sponsors of The College of William & Mary – Mason School of Business Foundation and a director of St. Anthony’s Medical Center of St. Louis, Missouri. He is a former director of Qwest Communications International, Inc., a publicly-traded telecommunications firm and Pactiv Corporation, a publicly-traded consumer goods and food products packaging firm.

The Board selected Mr. Brooksher to serve as a director because of his experience as CEO of a publicly-traded company in the logistics industry, as well as his Board and committee experience at both public and private companies. Coupled with his experience as an executive in the public accounting arena, Mr. Brooksher brings strong financial and operational expertise to the Board.

Eric H. Brunngraber, 55, has been a director since 2003. Mr. Brunngraber is President and CEO of the Company. Prior to his appointment as CEO in 2008, he held the position of President and COO since 2006. Mr. Brunngraber served as Chief Financial Officer (CFO) of the Company from 1997 to 2006. He has held numerous positions with the Company since his employment began in 1979, including Executive Vice President-Secretary of Cass Commercial Bank, the Company’s bank subsidiary. Mr. Brunngraber is active in various civic, charitable, and professional organizations in the St. Louis metropolitan area, including the Regional Business Council and the American Diabetes Association – Community Leadership Board.

The Board selected Mr. Brunngraber to serve as a director because he is the Company’s President and CEO and is responsible for the strategic direction and day-to-day leadership of the Company.

Bryan S. Chapell, 57, has been a director since 1998. Dr. Chapell joined the faculty of Covenant Theological Seminary in 1985, and has served as seminary President since 1994. Dr. Chapell has obtained degrees from Northwestern University, Covenant Theological Seminary and Southern Illinois University and has authored numerous books and publications.

The Board selected Dr. Chapell to serve as a director because of his familiarity with and knowledge of the national market for lending to churches and church-related organizations.

Benjamin F. Edwards, IV, 56, has been a director since 2005. He is Chairman, CEO and President of Benjamin F. Edwards & Company, a St. Louis-based investment firm. Previously, Mr. Edwards was branch manager of the Town & Country, Missouri office of A.G. Edwards/Wachovia Securities LLC, a national investment firm. Mr. Edwards’ career with A.G. Edwards began in 1977, where he held numerous positions including Employment Manager, Financial Advisor, Associate Branch Manager, Regional Officer, Director of Sales and Marketing and President, as well as a member of the Board of Directors of A.G. Edwards from 1994 to 2007. He currently serves on the Advisory Boards of Sunshine Missions and Bethesda Hospital and Homes, is a member of the Board of The Bogey Club in St. Louis, and is the Chairman of the St. Louis Prayer Breakfast.

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The Board selected Mr. Edwards to serve as a director because it believes he possesses management expertise in investment banking, including experience with capital markets transactions and investments in both public and private companies.

Directors to serve until 2013:

Lawrence A. Collett, 69, has been a director since 1983. He is Chairman of the Board of the Company, a position he has held since 1992. Mr. Collett retired as CEO of the Company in 2008, having served in that capacity since 1990. He began his career with the Company in 1963 and served as Executive Vice President from 1974 to 1983 and President from 1983 to 1990. He holds numerous positions with civic, charitable, and church-related institutions.

The Board selected Mr. Collett to serve as a director because of his previous tenure with the Company in multiple roles, including CEO, which affords him unique insights into the Company’s strategies, challenges and opportunities.

Wayne J. Grace, 71, has been a director since 2003. He is Retired Managing Director of UHY Advisors MO, Inc., a tax and business consulting firm. Mr. Grace was the founder and Managing Director of the accounting firm Grace Advisors, Inc., where he served from 1983 to 2004. Mr. Grace began his career with the St. Louis, Missouri office of Fox & Company, which spanned from 1966 to 1983. While serving at Fox & Company he became both partner and partner in charge prior to his departure in 1983 to begin Grace Advisors, Inc. During his tenure at Fox & Company he was a member of the National Consulting Services Steering Committee. He is currently director and Audit Committee chairman for Benjamin F. Edwards & Company, a St. Louis-based investment firm. Mr. Grace served as a director of Siegel-Robert, Inc., a privately-held plastics product manufacturer from 2006 to 2008. Mr. Grace is a Certified Public Accountant.

The Board selected Mr. Grace to serve as a director because it believes he has valuable experience in audit, governance and management issues resulting from his background as a certified public accountant and managing partner of a public accounting firm.

James J. Lindemann, 56, has been a director since 2007. He is Executive Vice President of Emerson Electric Co., a publicly-traded manufacturing company based in St. Louis, Missouri. Mr. Lindemann joined Emerson in 1977, where he has held a number of increasingly responsible engineering and marketing positions with its Specialty Motor business unit. In 1992, he was named President of Commercial Cam, and in 1995, he was named President of the Emerson Appliance Motor business unit. In 1996, Mr. Lindemann was promoted to Chairman and CEO of the Emerson Motor Co. He was named Senior Vice President of Emerson in 1999 and Executive Vice President in 2000. Mr. Lindemann has served on the Emerson Advisory Board since 2000 and has been a board member of the CEO Forum since 2003.

The Board selected Mr. Lindemann to serve as a director based on his experiences with Emerson Electric, where he has served as a senior manager of a public manufacturing company, obtained international expertise and worked successfully with large corporate enterprises.

Andrew J. Signorelli, 72, has been a director since 1986. Mr. Signorelli is President of Hope Educational & Research Center, a St. Louis-based not-for-profit organization established in 1972. He served as Administrator for St. Louis University Association from 1963 to 1965 and Faith Hospital Association from 1965 to 1986. Mr. Signorelli is a board member of Hope Educational & Research Centers and various other private corporations located in the St. Louis metropolitan area.

The Board selected Mr. Signorelli to serve as a director because it believes he brings valuable business management expertise to the Board. His experience as a business leader and entrepreneur provides assistance in evaluating the Company’s subsidiary bank’s local commercial credit transactions. Having served on the Board for more than 20 years, he helps the Board preserve the Company’s unique culture.

Director Independence

Based on the independence standards as defined by the marketplace rules of The Nasdaq Stock Market, Inc. (Nasdaq), the Board has determined in its business judgment that all of the directors and director-nominees are independent as such term is defined in the Nasdaq listing standards, except for Mr. Collett and Mr. Brunngraber. Under the objective criteria of the Nasdaq standards, Mr. Collett is not deemed independent because he was employed by the Company until his retirement in July 2008; and, Mr. Brunngraber is not considered independent because he is currently employed by the Company. In

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addition, each of the members of the Audit Committee meets the heightened independence standards set forth in the SEC rules and the Nasdaq listing standards. In making these determinations, the Board has reviewed all transactions and relationships between each director (or any member of his or her immediate family) and the Company, including transactions and relationships described in the directors’ responses to questions regarding employment, business, family and other relationships with the Company and its management. As a result of this review, the Board concluded, as to each independent director, that no relationship exists which, in the opinion of the Board, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director.

Corporate Governance

The Board oversees and guides the Company’s management and its business affairs. Committees support the role of the Board on issues that benefit from consideration by a smaller, more focused subset of directors. All committee members are elected by and serve at the pleasure of the Board. In its oversight of the Company, the Board sets the tone for the ethical standards and performance of management, staff and the Company as a whole. The Board has adopted Corporate Governance Guidelines that capture the long-standing practices of the Company as well as current corporate governance best practices. The guidelines are available at www.cassinfo.com.

Pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, the Company held its first advisory (non-binding) shareholder vote on the compensation of the Company’s named executive officers (commonly known as a “say-on-pay” proposal), and its first shareholder vote on the frequency of such say-on-pay proposal, at its 2011 Annual Meeting of Shareholders. At such meeting, the shareholders of the Company approved the overall compensation of the Company’s named executive officers and elected to hold a say-on-pay vote every three years. Accordingly, the Company’s next say-on-pay proposal will be included in its proxy statement for its 2014 Annual Meeting of Shareholders.

The Company has adopted a Code of Conduct and Business Ethics policy, applicable to all Company directors, executive officers and employees. This policy is publicly available and can be viewed at www.cassinfo.com.

Board Leadership Structure

The Company’s Corporate Governance Guidelines specify that the Board has flexibility to decide whether it is best for the Company to combine or separate the roles of Chairman of the Board and CEO. Since July 2008, the Company’s leadership structure consists of separate roles for Chairman and CEO of the Company as performed by Mr. Collett and Mr. Brunngraber, respectively. The Board has chosen to separate the roles of Chairman and CEO in recognition of the current demands of the two roles. While the Chairman organizes Board activities to enable the Board to effectively provide guidance to and oversight and accountability of management, the CEO is responsible for setting the strategic direction for the Company and the day-to-day leadership and performance of the Company. The Chairman creates and maintains an effective working relationship with the CEO and other members of management and with the other members of the Board; provides the CEO ongoing direction as to Board needs, interests and opinions; and assures that the Board agenda is appropriately directed to the matters of greatest importance to the Company. In carrying out his responsibilities, the Chairman preserves the distinction between management and Board oversight by (i) ensuring that management develop corporate strategy and risk management practices, and (ii) focusing the Board to review and express its judgments on such developments.

The Board recognizes that no single leadership model is right for all companies and at all times, and depending on the circumstances other leadership models may be appropriate. Accordingly, the Board periodically reviews its leadership structure to ensure the proper balance is present in the Company’s current model.

In accordance with the Company’s Corporate Governance Guidelines, non-management directors convene quarterly without the presence of management directors or executive officers of the Company.

Risk Management Oversight

The Board believes that risk is inherent in innovation and the pursuit of long-term growth opportunities. The Company’s management is responsible for day-to-day risk management activities. The Board, acting directly and through its committees, is responsible for the oversight of the Company’s risk management practices. The Board’s role in the Company’s risk oversight process includes regular reviews of information from senior management (generally through Board committee presentation) regarding the areas of material risk to the Company. A description of certain material risks affecting

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the Company can be found in the Annual Report on Form 10-K for the year ended December 31, 2011. The Compensation Committee is responsible for overseeing the management of risks relating to the Company’s executive compensation plans and arrangements. The Audit Committee oversees management of financial and information technology risks. The Nominating and Corporate Governance Committee manages risks associated with the independence of the Board and potential conflicts of interest. Each committee reports regularly to the full Board on its activities. In addition, the Board participates in regular discussions with the Company’s senior management on many core subjects, including strategy, operations, finance, and legal and public policy matters, in which risk oversight is an inherent element.

Communications with the Board of Directors

The Board has established a process by which shareholders can communicate with the Board. Shareholders may communicate with any and all members of the Board by transmitting correspondence to the following address or fax number: Cass Information Systems, Inc., Name of Director(s), Attn: P. Stephen Appelbaum, Secretary, 13001 Hollenberg Drive, Bridgeton, Missouri 63044, (314) 506-5560 (fax).

The Secretary will forward all correspondence to the Chairman or the identified director as soon as practicable. Communications that are deemed to be inappropriate or present a safety or security concern may be handled differently. Correspondence addressed to the full Board will be forwarded to the Chairman, who will present the correspondence to the full Board or a committee thereof. If a response to the communication is warranted, the content and method of the response may be coordinated with the Company’s legal counsel.

Board Meetings and Committees of the Board

The Board holds regularly scheduled meetings in January, April, July and October. During the fiscal year ended December 31, 2011, the Board held five meetings. All directors attended at least 75% of the aggregate number of meetings of the Board and committees on which they served. The Company’s directors are encouraged, but not required, to attend the Company’s Annual Meeting. Eleven directors attended the 2011 Annual Meeting.

The Company has three standing committees: the Audit Committee, the Nominating and Corporate Governance Committee, and the Compensation Committee. Each of these committees has a written charter approved by the Board. A copy of each charter can be found in the Investor Relations section of the Company’s website at www.cassinfo.com.

The following table represents the membership and number of meetings in 2011 (in parentheses) of the Board committees, each of which is comprised entirely of independent directors, as defined by Nasdaq and SEC rules:

Audit (5)	Nominating and Corporate Governance (4)	Compensation (4)
Robert A. Ebel	Bryan S. Chapell	K. Dane Brooksher*
Wayne J. Grace*	John L. Gillis, Jr.^	Benjamin F. Edwards, IV
Randall L. Schilling	Franklin D. Wicks, Jr.*	James J. Lindemann
Andrew J. Signorelli

*Committee Chairman

^Appointed to the committee in April 2011

Audit Committee

The Audit Committee oversees the accounting and financial reporting processes of the Company and the audits of the Company’s financial statements. The Audit Committee is responsible for appointing, determining funding for and overseeing the independent registered public accountants for the Company, and meeting with the independent registered public accountants and other corporate officers to review matters relating to corporate financial reporting and accounting procedures and policies. Among other responsibilities, the Audit Committee reviews financial information provided to shareholders and others, assesses the adequacy of financial and accounting controls and evaluates the scope of the audits of the independent registered public accountants and reports on the results of such reviews to the Board. In addition, the Audit Committee assists the Board in its oversight of the performance of the Company’s internal auditors. The Audit Committee meets with the internal auditors on a quarterly basis to review the scope and results of their work. The Board has determined

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that Mr. Grace qualifies as “audit committee financial expert,” as defined by the SEC and in accordance with the Nasdaq listing rules.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee is responsible for identifying individuals qualified to become members of the Board, recommending director-nominees and developing and addressing corporate governance principles and issues applicable to the Company and its subsidiaries. In recommending director-nominees to the Board, the Nominating and Corporate Governance Committee solicits candidate recommendations from its own members, other directors and management. In evaluating candidates, the Nominating and Corporate Governance Committee takes into consideration such factors as it deems appropriate, including any legal requirements or listing standards requirements. The Nominating and Corporate Governance Committee considers a candidate’s judgment, skills, integrity, experience with businesses and other organizations of comparable size, the interplay of the candidate’s experience with the experience of other Board members, and the extent to which the candidate would be a desirable addition to the Board and any committees of the Board. While the Nominating and Corporate Governance Committee does not have a formal policy with respect to diversity, they do consider such issues as diversity of education, professional experience, differences of viewpoints and skills when assessing individual director-nominees. In general, no person who will have reached the age of 75 prior to election date may be nominated for election or re-election to the Board. It is also the Board’s practice to limit new directors to no more than two per year in order to maintain Board continuity.

Although the Nominating and Corporate Governance Committee does not specifically solicit suggestions for possible candidates from shareholders, the Nominating and Corporate Governance Committee will consider candidates recommended by shareholders meeting the criteria discussed above and set by the Nominating and Corporate Governance Committee, with the concurrence of the full Board. The criteria will be re-evaluated periodically and will include those criteria set out in the Corporate Governance Guidelines and the Nominating and Corporate Governance Committee’s charter. Suggestions, together with a description of the proposed nominee’s qualifications, other relevant biographical information and an indication of the willingness of the proposed nominee to serve, should be sent to Cass Information Systems, Inc., Attn: P. Stephen Appelbaum, Secretary, 13001 Hollenberg Drive, Bridgeton, Missouri 63044.

Compensation Committee

The Compensation Committee fulfills the Board’s responsibilities relating to compensation of the Company’s directors, CEO and other executives. The Compensation Committee also has responsibility for approving, evaluating and administering the compensation plans, policies and overall program of the Company.

Compensation Processes and Procedures

As specified in its charter, the Compensation Committee recommends annual retainer fees, Board and committee meeting fees, and terms and awards of stock compensation for non-management directors, subject to appropriate approval by the Board or shareholders.

The Compensation Committee establishes and administers the Company’s executive compensation program and related benefits. While the Compensation Committee may seek input and recommendations from the CEO-President, CFO, or the Vice President of Human Resources concerning the elements of executive and director compensation, and confer with them on compensation philosophies, all significant matters regarding compensation for executives are ultimately the responsibility of the Compensation Committee. The Compensation Committee annually reviews corporate goals and objectives relative to the CEO’s compensation and determines the CEO’s compensation level based on this evaluation, subject to Board approval. The Compensation Committee is responsible for recommending to the Board salary levels and incentive stock compensation for executive officers of the Company, and approving incentive stock compensation for other members of management as recommended by the CEO. The responsibility for allocating cash bonuses for executive officers other than himself is delegated to the CEO, in accordance with provisions of the profit sharing plan approved by the Board.

Periodically, the Company uses compensation specialists to assist in designing or modifying some components of its overall compensation program and to provide comparison data of compensation at other organizations with which the Company competes for executive management talent. In such circumstances, the Compensation Committee does not rely

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solely on survey data or the consultant’s judgment or recommendation, but considers such data when exercising its judgment in evaluating the Company’s compensation program.

Compensation Committee Interlocks and Insider Participation

No member of the Compensation Committee is, or was during the year ended December 31, 2011, an officer, former officer or employee of the Company or any of its subsidiaries, or a person having a relationship requiring disclosure by the Company pursuant to Item 404 of Regulation S-K. No executive officer of the Company served as a member of (i) the compensation committee of another entity of which one of the executive officers of such entity served on the Company’s Compensation Committee or (ii) the board of directors of another entity of which one of the executive officers of such entity served on the Company’s Board, during the year ended December 31, 2011.

Director Compensation

Each director of the Company who is not an officer or employee of the Company receives compensation for his services. The following represents the fee structures applicable during the year ended December 31, 2011:

(In dollars except for shares)
Regular Board Meeting Fee	2,500
Board Committee Meeting Fee	500
Annual Retainer:
Board Member	13,500
Audit Committee Chair	10,000
Compensation Committee Chair	7,000
Nominating and Corporate Governance Committee Chair	7,000
Restricted Stock Award (issued upon election to three-year term)	1,800 shares

Restricted stock awards are issued under the Company’s 2007 Omnibus Incentive Stock Plan. The shares carry voting and dividend rights; dividends are paid quarterly prior to vesting. The shares are subject to a three-year vesting schedule, with 1/3 of the shares vesting each year on the anniversary date of the awards. The grant date of awards is typically the date on which directors are elected. In accordance with the Company’s stock ownership guidelines, directors are encouraged to retain all shares granted to them during their service as a Board member.

Summary Compensation - Directors

The table below sets forth the following compensation for each non-executive director for the fiscal year ended December 31, 2011: (i) the dollar value of fees earned or paid; (ii) the aggregate grant date fair value of restricted stock awards; (iii) all other compensation; and (iv) the dollar value of total compensation.

Name (1)	Fees Earned or Paid in Cash ($)(2)	Stock Awards ($)(3)	All Other Compensation ($)(4)	Total ($)
K. Dane Brooksher	32,500	66,231	1,009	99,740
Bryan S. Chapell	25,500	66,231	1,009	92,740
Lawrence A. Collett (5)	35,000	―	179,470	214,470
Robert A. Ebel	37,500	―	496	37,996
Benjamin F. Edwards, IV	20,500	66,231	1,009	87,740
John L. Gillis, Jr.	26,000	―	496	26,496
Wayne J. Grace	49,000	―	896	49,896
James J. Lindemann	25,500	―	896	26,396
Randall L. Schilling	26,000	―	496	26,496
Andrew J. Signorelli	36,000	―	896	36,896
Franklin D. Wicks, Jr.	32,500	―	496	32,996

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Note: All share information has been restated to reflect the 10% stock dividend paid by the Company in December 2011.

(1)	Compensation for Mr. Brunngraber is set forth in the Executive Officers – Summary Compensation Table section of the proxy statement, and related tables. Because Mr. Brunngraber is an executive officer of the Company, he did not receive any additional compensation for his services as director.
(2)	Represents fees paid during 2011 for services including Board Meeting and Board Committee Meeting attendance, as well as retainers for Board membership and Board Committee chair positions. Amounts include the following fees for service on the Executive Loan Committee of Cass Commercial Bank, the Company's bank subsidiary: Mr. Collett, $11,500; Mr. Ebel, $11,500; Mr. Grace, $11,000; and Mr. Signorelli (chairman), $10,500. The Executive Loan Committee held 24 meetings during 2011. Attendance fees are $500 per meeting.
(3)	Represents the full grant date fair value of 1,980 shares of restricted stock awarded on April 20, 2011 under the Company’s 2007 Omnibus Incentive Stock Plan. Shares are subject to a three-year vesting period. These amounts represent the aggregate grant date fair value of restricted stock awards for fiscal year ended December 31, 2011, computed in accordance with the Financial Accounting Standard Board’s Accounting Standard Codification Topic 718 (“FASB ASC Topic 718”). These amounts do not represent the actual amounts paid to or realized by the directors during fiscal year 2011. The value as of the grant date for restricted stock is recognized over the number of days of service required for the grant to become vested. See Note 11 to the Company's audited financial statements included in the Company's Annual Report on Form 10-K for the year ended December 31, 2011 for a complete description of the material assumptions applied in determining grant date fair value. The aggregate number of shares of restricted stock awards issued under the 2007 Omnibus Incentive Stock Plan and outstanding at December 31, 2011 for each director was as follows:

Name	Shares
K. Dane Brooksher	1,980
Bryan S. Chapell	1,980
Lawrence A. Collett	1,320
Robert A. Ebel	660
Benjamin F. Edwards, IV	1,980
John L. Gillis, Jr.	660
Wayne J. Grace	1,320
James J. Lindemann	1,320
Randall L. Schilling	660
Andrew J. Signorelli	1,320
Franklin D. Wicks, Jr.	660

(4)	Represents dividends paid on restricted stock awards for all directors other than Mr. Collett. For Mr. Collett, represents payments made pursuant to a consulting agreement between Mr. Collett and the Company ($178,574) and dividend payments on restricted stock awards ($896).
(5)	The following table sets forth information on outstanding options held by Mr. Collett on December 31, 2011, including the number of shares underlying both exercisable and unexercisable portions of each stock option as well as the exercise price and the expiration date of each outstanding option:

Name	Securities Underlying Unexercised Options Exercisable (#)		Securities Underlying Unexercised Options Unexercisable (#)		Option Exercise Price ($)	Option Expiration Date

Lawrence A. Collett	4,438	(a)	―		13.41	1/3/2012
	13,582	(a)	1,509	(a)	18.79	1/3/2013
	32,945	(b)	―		25.82	1/22/2018

(a)	Represents stock option grants issued pursuant to the terms of the Company’s 1995 Performance-Based Stock Option Plan during Mr. Collett’s tenure as a Company employee. The vesting date for option awards is equivalent to the option expiration date, which is the first business day of the seventh calendar year following the grant date of the option award. The vesting date can be accelerated based on the Company’s attainment of certain financial operating performance criteria.
(b)	Represents stock appreciation rights (SARs) issued pursuant to the terms of the Company’s 2007 Omnibus Incentive Stock Plan during Mr. Collett’s tenure as a Company employee. SARs are subject to a three-year vesting schedule, with 1/3 of the shares vesting each year on the anniversary of the grant date of the awards. SARs become exercisable upon vesting and expire on the tenth anniversary of the grant date.

Certain Relationships and Related Party Transactions

Some of the directors and executive officers of the Company, and members of their immediate families and firms and corporations with which they are associated, have had transactions with the Company’s subsidiary bank, including borrowings and investments in depository accounts. All such loans and investments have been made in the ordinary course of business, and on substantially the same terms, including interest rates charged or paid and collateral required, as those

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prevailing at the same time for comparable transactions with unaffiliated persons, and did not involve more than the normal risk of collectability or present other unfavorable features.

As provided by the Audit Committee’s charter, the Audit Committee must review and approve all transactions between the Company and any related person that are required to be disclosed pursuant to Item 404 of Regulation S-K. “Related person” and “transaction” shall have the meanings given to such terms in Item 404 of Regulation S-K, as amended from time to time. In determining whether to approve or ratify a particular transaction, the Audit Committee will take into account any factors it deems relevant.

Report of the Audit Committee

The Audit Committee assists the Board in providing oversight of the systems and procedures relating to the integrity of the Company’s financial statements, the Company’s financial reporting process, its systems of internal accounting and financial controls, the internal audit process, risk management, the annual independent audit process of the Company’s annual financial statements, the Company’s compliance with legal and regulatory requirements and the qualification and independence of the Company’s independent registered public accounting firm. The Audit Committee reviews with management the Company’s major financial risk exposures and the steps management has taken to monitor, mitigate, and control such exposures. Management has the responsibility for the implementation of these activities. In fulfilling its oversight responsibilities, the Committee reviewed and discussed with management the audited financial statements in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2011, including a discussion of the quality and the acceptability of the Company’s financial reporting and controls.

The Company’s independent registered public accounting firm is responsible for expressing an opinion on the conformity of those audited financial statements with U.S. generally accepted accounting principles and on the effectiveness of the Company’s internal control over financial reporting. The Committee reviewed with the independent registered public accounting firm the firm’s judgments as to the quality and the acceptability of the Company’s financial reporting and such other matters as are required to be discussed with the Committee under auditing standards of the Public Company Accounting Oversight Board (PCAOB) (United States), including the matters required to be discussed by the statement on Auditing Standards No. 61, as amended, Communication with Audit Committees. In addition, the Committee has discussed with the independent registered public accounting firm the firm’s independence from management and the Company, including the impact of non-audit-related services provided to the Company and the matters in the independent registered public accounting firm’s written disclosures required by Rule 3526 of the PCAOB, as may be modified or supplemented.

The Committee also discussed with the Company’s internal auditors and the independent registered public accounting firm in advance the overall scope and plans for their respective audits. The Committee meets regularly with the internal auditor and the independent registered public accounting firm, with and without management present, to discuss the results of their examinations, their evaluations of the Company’s internal controls, and the overall quality of the Company’s financial reporting.

In reliance on the reviews and discussions referred to above, the Committee recommended to the Board that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2011 for filing with the SEC.

Wayne J. Grace, Chairman

Robert A. Ebel

Randall L. Schilling

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PROPOSAL 2

RATIFICATION OF APPOINTMENT OF INDEPENDENT

REGISTERED PUBLIC ACCOUNTING FIRM

KPMG LLP has served as the Company’s independent registered public accounting firm since 1983, and for the year ended December 31, 2011. The Audit Committee of the Board has selected KPMG LLP to serve as such firm for 2012. A representative of KPMG LLP is expected to be present at the Annual Meeting, will have an opportunity to make a statement and will be available to respond to appropriate questions of shareholders.

Fees Incurred For Services Performed by the Independent Registered Public Accountants

For the years ended December 31, 2011 and 2010, the Company incurred the following fees for services performed by KPMG LLP:

	2011		2010
Audit Fees (1)	$285,000	(3)	$255,000
Audit-related Fees	―		―
Tax Fees (2)	82,164		100,000
All Other Fees	―		―
Total	$367,164		$355,000

(1)	Represents fees for the quarterly review of financial statements and annual audit of the Company’s consolidated financial statements and internal controls over financial reporting. All such fees were pre-approved by the Audit Committee.
(2)	Represents fees for tax compliance and preparation services, all of which were pre-approved by the Audit Committee.
(3)	Includes $15,000 for the audit of the Company’s subsidiary bank financial statements, pursuant to the requirements of 12 CFR Part 363, Annual Independent Audits and Reporting Requirements. All such fees were pre-approved by the Audit Committee.

The Audit Committee pre-approves all auditing services, internal control-related services and permitted non-audit services (including the fees and terms thereof) to be performed for the Company by its independent auditors, subject to the de minimis exception for non-audit services that are approved by the Audit Committee prior to the completion of the audit. The Audit Committee may delegate to one or more members the authority to grant pre-approvals of audit and permitted non-audit services, provided such decisions to grant pre-approvals are presented to the full Audit Committee at its next scheduled meeting.

The Company’s Board recommends a vote FOR the ratification of the appointment of KPMG LLP as the Company’s independent registered public accounting firm for 2012.

EXECUTIVE COMPENSATION AND RELATED INFORMATION

Compensation Discussion and Analysis

Overview of Compensation Philosophy and Objectives

The Compensation Committee believes that the skill and dedication of executive officers and other management personnel are critical factors affecting the Company’s long-term success in meeting its objectives and fostering growth and profitability. In support of this, compensation programs have been designed to attract and retain a high level of talented leadership, to reward performance in accordance with results, provide an incentive for future performance and align Company executives’ long-term interests with those of the shareholders.

The overall compensation program is designed to result in compensation that is commensurate with Company and individual performance. High levels of performance should yield compensation which is competitive externally and equitable internally. The Compensation Committee periodically assesses the Company’s compensation programs to confirm that incentives are in place to retain key management talent, reward attainment of longer term objectives and assure that these programs do not encourage risky behavior on the part of individuals or the executive management team.

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Executive compensation is comprised of three major components: (i) base salaries reviewed annually by the Compensation Committee, (ii) cash bonuses distributed from the Company’s profit sharing program based on individual and Company performance, and (iii) long-term equity incentives awarded annually based on an individual officer’s level of responsibility along with Company performance. The compensation mix of cash and long-term incentives for the CEO is similar to that of other executive officers of the Company, and is believed to be consistent with compensation provided to similar positions at comparable organizations. The CEO is eligible to participate in all Company benefit programs including those available to other executive officers, and receives no additional perquisites beyond those available to other executive officers, as described below.

In order to assure that executive compensation is both competitive and appropriate, the Compensation Committee reviews executive compensation in its entirety before determining any adjustments to specific compensation components. In this process, the Compensation Committee primarily considers the value of cash and incentive stock compensation. Benefits, such as perquisites, and the calculated values of any retirement benefits provided under the Company’s defined benefit, defined contribution and supplemental retirement plans are also considered, though these elements are given less weight. Gains from prior incentive stock awards are also given less weight, as these were awards earned and granted based on prior performance.

The Compensation Committee also periodically reviews external market data on executive compensation in order to obtain a general understanding of current compensation practices. Prior to review and adjustment of executive management compensation for 2011, the Committee retained Pay Governance to gather relevant marketplace data on total compensation for similar executive positions. This size-adjusted data consisted of annual salary, short-term incentives, long-term incentives and pay mix. Data was obtained from the following sources:

•	Tower Watson’s 2010/2011 Survey Report on Top Management and Mercer’s 2010 U.S. Benchmarking Database, focusing on:
o	The professional and business services industry, comprised of companies with business to business service models, such as information/records management, payment processing and transactions, and other data services; and
o	The financial services sector.
•	Total compensation data from other publicly-traded companies in the IT Services and Data Processing industries.

In reviewing external data, the Company does not engage in benchmarking to establish compensation levels or make specific compensation decisions. This is due to the Company’s unique structure, needs, differences in the size of surveyed companies, and the lack of sufficient appropriate matches to provide statistical relevance. Instead, the Company reviews survey data only to gain a better understanding of general compensation practices. In establishing executive compensation, the Committee takes into account a number of considerations, including individual performance, experience, responsibilities, retention and internal equity. Periodic review of external market data is, however, considered to be a necessary point of reference. It is the Company’s preference that performance rather than benchmarking data drive executive compensation. Pay Governance’s overall conclusion confirmed the Committee’s belief that 2011 compensation levels were appropriate for the Company.

The Compensation Committee determines base salary and incentive stock compensation adjustments for the CEO and executive officers, subject to Board approval.  In determining executive officer compensation adjustments other than those for the CEO, the Compensation Committee gives consideration to the CEO’s recommendations concerning each executive’s performance and related salary and incentive stock levels. Cash bonuses for the CEO and executive officers are allocated in accordance with the Company’s board-approved profit sharing plan, as further described in the section below titled Profit Sharing Bonus.

Finally, in arriving at its decisions on executive compensation, the Compensation Committee took into account the affirmative shareholder “say-on-pay” vote at the 2011 Annual Meeting of Shareholders and continued to apply the same principles in determining the amounts and types of executive compensation.

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Elements of Compensation

The key elements in the executive compensation program are base salary, cash bonus awards distributed from the Company’s profit sharing plan and long-term incentive stock compensation. These elements, as well as benefits plans and perquisites, are described below.

Base Salary

Salaries are established for executive officers by balancing both internal and external factors. Internal equity is determined through comparison with other executives within the Company, taking into account the scope of responsibilities, performance, skills and experience. Similarly, the Company considers external data to validate competitiveness and reasonableness in the marketplace. Considerable weight is given to performance of the individual and his or her associated operating unit, taking into account factors such as revenue growth, cost efficiencies, technological advancements and leadership. Specific individualized targets and quantitative performance measurements are not utilized. Base salaries are designed to attract and retain high levels of expertise and talent. The Compensation Committee reviews salaries of the CEO and other executive officers at the beginning of each fiscal year. The Compensation Committee determines any adjustments to the CEO’s salary and gives consideration to the CEO’s recommendation regarding adjustment to executive officer salaries, based on the criteria referenced above.

The Company believes that base salary increases for 2011 were reflective of the performance of individuals and individual operating units, sustained corporate earnings, overall corporate growth over the past several years and competitive forces projected by the external market. Base salary levels were adjusted, effective March 2011, for the named executive officers as follows: Mr. Brunngraber, $430,000, up from $402,500; Mr. Appelbaum, $236,000, up from $230,500; Mr. Langfitt, $205,000, up from $199,000; Mr. Mathias, $246,000, up from $236,000; Mr. Murray, $247,500, up from $243,000; and, Mr. Pickering, $202,000, up from $197,000.

Profit Sharing Bonus

The Company is unique in having a profit sharing program which has been in existence since 1968, adjusted over the years to meet changing economic and competitive environments. These cash bonuses are paid to all full-time employees including executives, exempt and non-exempt staff, according to the profit sharing plan approved by the Board. The purpose of this plan is to facilitate the Company’s continued growth and success by providing rewards that are commensurate with achievement, thereby creating an incentive for superior performance and improved results for shareholders. The profit sharing plan is funded and paid semi-annually with 12.5% of the Company’s profits before taxes. As such, all cash bonuses paid by the Company are capped and are available only when, and to the extent that, the Company is profitable overall.

Total profit sharing funds are divided into “pools” to be distributed among various employee groups, including the CEO, executives, exempt and non-exempt staff.

Profit sharing funds available to the CEO are based on return on average equity for the period, as defined by the plan, and can range from 0% of the total profit sharing fund if return on average equity is zero or negative to a maximum of 5% if return on average equity is 20% or higher. For the purpose of determining whether profit sharing funds are available to the CEO, return on average equity is calculated by dividing net income for the period by average daily shareholders’ equity for the same period.

Funds allocated to the pool for executive officers other than the CEO (including the executive officers named herein) are determined based on the net increase in income after taxes (NIAT) for the respective semi-annual period. This pool can range from 9% to 16% of the total profit sharing funds available to exempt staff based on an NIAT range of -20% to +20% or greater, respectively. Distributions from this pool to individual executive management members are made by the CEO in accordance with plan provisions and based on a subjective assessment of performance, using the same factors considered with respect to salary adjustments. As with the determination of base salaries, individual performance targets are not pre-established.

In the case of the CEO and executive officers, any bonus in excess of 45% to 60% of base salary, depending on the executive’s grade, requires the approval of the Compensation Committee. Even in years in which the Company has experienced superior performance, executive bonuses have not exceeded these levels.

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Bonuses earned in the first and second halves of 2011 were paid in August 2011 and February 2012, respectively, and were made in accordance with the Company’s profit sharing plan.  The CEO bonus calculations were based on the return on average equity achieved by the Company during the respective six-month periods (i.e., 15.87% and 15.11%).   Bonus calculations for other named executive officers were based on an 18.74% increase in net income after taxes for the first half of 2011 over the first half of 2010 and an 8.35% increase in net income after taxes in the second half of 2011 over the second half of 2010.  Bonuses paid to the CEO and other named executive officers are shown in the Summary Compensation Table included herein.

Long-Term Incentive Stock Compensation

Long-term incentive stock compensation (LTIC) is awarded to various members of the Company's management team, including all named executive officers as identified in the Executive Officers section included herein, in accordance with the Company’s 2007 Omnibus Incentive Stock Plan. The objectives of this plan are to provide an incentive which aligns executive officers’ interests with those of shareholders, assist in recruiting, encourage retention, and reward executive officers for the Company’s success.

Availability of LTIC is tied to the Company's overall performance over a three-year period. Annual awards are granted each January and are based on the performance of the three prior calendar years. In determining the amount of awards, the Company uses a framework that places equal emphasis on risk and return by balancing growth with profitability. To achieve this goal the Company uses the following financial factors with respective weightings: (i) return on equity weighted 50%; (ii) increase in diluted earnings per share weighted 25%; and (iii) increase in processing fee revenues weighted 25%. The LTIC earned percentage for each factor is calculated annually based on the targets achieved and prorated when actual performance falls between the percentage ranges, as shown in the following table:

	LTIC Earned Percentage
	60%	100%	125%
Factor	Threshold	Target	Maximum
ROE	12%	16%	20%
EPS growth	6%	9%	12%
Processing Fee Growth	8%	10%	12%

The average percentage earned over the three-year performance period is calculated for each performance factor, appropriately weighted, and totaled to determine the total LTIC earned percentage for the current performance period. The actual amount of annual grants is then determined by applying the total LTIC earned percentage to the target grant amounts, which are set as a percentage of annual salary and vary by executive based on their level of responsibility. If the thresholds are met or exceeded for all three performance factors, the plan provides for grant amounts of: (i) between 60% and 125% of total salary for the CEO; (ii) between 45% and 94% of total salary for each business unit head; and (iii) between 36% and 75% of total salary for other named executive officers. If one or more of the performance factors does not meet the threshold, the grant amounts would fall below these ranges.

The total LTIC earned percentage used in computing the 2011 grants was calculated as follows:

	2008 Actual*	Earned %	2009 Actual*	Earned %	2010 Actual*	Earned %	3 Year Average Earned %	Weights	LTIC Earned %
ROE	18.24%	114%	13.71%	77%	14.74%	87%	93%	50%	47%

EPS growth	6.84%	71%	-14.78%	0%	24.28%	125%	65%	25%	16%

Processing Fee growth	11.13%	114%	-4.05%	0%	11.40%	118%	77%	25%	19%
Total LTIC Earned Percentage									82%

*For a more detailed discussion on the actual results of the financial factors, refer to the Company’s Annual Report on Form 10-K for the respective fiscal

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years ended December 31.

The 2011 grants (calculated based on the three-year performance periods ended December 31, 2010) were up significantly from the 2010 grants (calculated based on the three-year performance period ended December 2009) due to the fact that the Company’s performance improved significantly in 2010 from 2009. Despite the difficult economic environment from 2008 through 2010, the Company produced record results for the year ended December 31, 2010 and significantly outperformed its processing peer group, the financial sector, and the broader market. This was especially evident in the financial sector where many competitors struggled to remain viable or produced dismal financial returns. In turn, the grants awarded in January 2010 were down significantly due to the fact that Company earnings were depressed in 2009 due mainly to the slowdown in economic activity in the transportation sector.

For long-term incentive stock compensation awarded in the 2011 grants, the Company selected a mix of 50% restricted stock awards and 50% SARs to reinforce its long-term objectives. The SARs encourage and reward growth in the share price over time, and the restricted stock serves as a retention incentive as well as rewarding the appreciation of share price. The grant date of the awards was the Board approval date. Restricted stock awards were valued at that day's closing stock price as reported on Nasdaq and the SARs were valued at the equivalent Black-Scholes value. Restricted stock awards are for common stock shares carrying voting and dividend rights, and are subject to a three-year vesting schedule with 1/3 of the shares vesting each year on the anniversary date of the awards. Dividends are paid quarterly prior to vesting. SARs are for common stock shares, are subject to a three-year vesting schedule with 1/3 of the shares vesting each year on the anniversary date of the grant, become exercisable upon vesting and expire 10 years from the original grant date. In the event of disability or death of the participant, or a change in control of the Company, restricted stock awards vest and SARs become fully exercisable.

The Compensation Committee reserves the right, subject to Board approval, to issue or refrain from issuing incentive stock compensation on a discretionary basis. Influencing factors include economic achievement, ethical standards, financial strength, management effectiveness and external market forces.

Presently, long-term incentive stock awards outstanding consist of restricted stock bonus awards and SARs issued pursuant to the Company's 2007 Omnibus Incentive Stock Plan and stock options issued pursuant to the preceding 1995 Performance-Based Restricted Stock Option Plan. To date, the number of outstanding long-term incentive stock awards held by the Company's executive officers is relatively modest; therefore, the Compensation Committee has not considered the overall amount of such awards as a significant factor in determining additional grants or awards. In accordance with the Company’s stock ownership guidelines, Executive Officers are expected to retain a majority of the shares granted to them prior to their retirement.

As part of the Company’s Clawback Policy, in the event the Company materially restates its financial results, including any performance standards, the Compensation Committee has the right to rescind, revoke, adjust or otherwise modify any awards, granted under the 2007 Omnibus Incentive Plan, that would have been lesser if calculated based on the restated results. The rescission, revocation, adjustment or modification of awards is at the sole discretion of the Compensation Committee and will be made consistently for all recipients in the plan for the restatement year, whether or not the recipient participated in conduct which led to the restatement.

The Company does not allow the grant of option awards to be timed with the release of material non-public information such that it would have an effect on the exercise price that would benefit the executive. The grant date for long-term incentive stock awards is the date independent Board members approve such awards and generally occurs at the January Board meeting. The exercise price of options cannot be less than fair market value as of the date the option is granted. Incentive stock awards are not re-priced, in accordance with the Company's long-standing practice.

401(k) Defined Contribution Plan

All employees of the Company and its subsidiaries, other than those classified as off-site employees, are eligible to participate in the Cass Information Systems, Inc. 401(k) Plan. Eligible employees may enter the plan at the first of the month following one month of service. Employees may voluntarily defer the maximum level allowed by the Internal Revenue Service (IRS), which was $16,500 for 2011, plus an additional $5,500 catch-up contribution for employees age 50 or older.

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The Company matches 50% of the first 3% of employee contributions, subject to IRS limitations. All employee contributions vest immediately. Company contributions vest for each employee on the employee’s third anniversary of employment with the Company.

Defined Benefit Retirement Plans

Retirement Plan for Employees of Cass Information Systems, Inc.

All employees of the Company and subsidiaries, other than those classified as off-site employees, become participants in the Retirement Plan for Employees of Cass Information Systems, Inc. at the next semi-annual entry period immediately following completion of one year of service. Upon retirement, participants in this qualified plan will begin to receive monthly payments equal to 1/12 of the sum of:

(i) .9% of Final Average Earnings multiplied by the number of years of service, plus

(ii) ..5% of Final Average Earnings in excess of Covered Compensation multiplied by years of service.

Final Average Earnings is defined as the average annual total compensation for the five consecutive years of highest earnings during the last ten years of employment. Covered Compensation is defined as the average of the maximum social security taxable wage bases in effect for each calendar year during the 35-year period, ending with the year in which retirement age is attained under the Social Security Act. Earnings covered by the plan equal W-2 earnings, including any amounts deferred under the Company’s 401(k) plan and section 125 plan, up to the maximum IRS limit ($245,000 in 2011). Service for benefit accrual purposes is the period beginning on the date of participation in the plan and ending on the severance date.

Normal retirement age under the plan is 65 with five years of vesting service. Early retirement eligibility is age 55 with five years of vesting service. Benefits for early retirement under the defined benefit pension plan would be calculated under the formula described above based on final average earnings and years of service as of the date of retirement, reduced by (i) 5/9% of 1% for each month by which the early retirement date or the first day of the month coinciding with or next following the 60th birthday, whichever is later, precedes the normal retirement date, and (ii) 5/18% of 1% for each month, if any, by which the early retirement date precedes the first day of the month coinciding with or next following the 60th birthday. Postponed retirement benefits are an amount equal to the greater of (i) the normal retirement benefit determined in accordance with the above formula using service and final average earnings through the postponed retirement date, or (ii) the actuarial equivalent of the normal retirement benefit on the postponed retirement date. The normal form of benefit is a straight-life annuity with 120 months guaranteed.

Supplementary Executive Retirement Program

The Company’s benefits program also provides for the Cass Information Systems, Inc. Supplemental Executive Retirement Plan (the SERP). The SERP was designed to provide additional retirement benefits to key executives whose benefits are limited by the IRS under the Company’s qualified plan.

Upon retirement, participants in the SERP will receive monthly payments equal to 1/12 of 70% of the Final Average Earnings, reduced proportionately for length of service less than 25 years. Such amount is further reduced by the participant’s: (i) qualified retirement plan benefit, (ii) primary social security benefit, and (iii) 401(k) hypothetical annuity.

Final Average Earnings, normal and early retirement age, years of service and normal form of payment are the same as under the Retirement Plan for Employees of Cass Information Systems, Inc., as described above.

Early retirement benefits under the SERP are calculated to be an annual amount equal to 70% of the final average earnings multiplied by the number of full years of service divided by 25% (not to exceed 100%), less the sum of the defined pension plan benefit, primary social security benefit and 401(k) hypothetical annuity, reduced by 1/180 for each of the first 60 calendar months and 1/360 for each of the next 60 calendar months by which commencement of benefits precedes normal retirement date. Benefits are not increased if payment of benefits commences after the normal retirement date.

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Gains or losses from stock options or restricted stock awards are not considered in the calculation of retirement benefits, for either the defined benefit plan or the SERP.

Employees are generally not eligible for benefits under the SERP if they leave the Company prior to reaching age 55, and they receive a significant increase in benefits if they remain with the Company until age 65; therefore, the Compensation Committee believes that the SERP is an effective executive retention tool.

Perquisites and Other Benefits

The Company provides executive officers with perquisites that the Compensation Committee believes are reasonable and competitive based on the Compensation Committee’s knowledge of other companies with which the Company competes for talent. For 2011, these perquisites included an automobile allowance and, where deemed appropriate, a club membership allowance. Historically, the Company has not benchmarked or set targets for this compensation component. The perquisites’ value to the executive, as well as the incremental cost to the Company, is considered when establishing compensation levels; however, the value of this component of compensation is modest and has not been given significant weight by the Compensation Committee when establishing overall levels of executive compensation. Executive officers are eligible to receive the same health, dental, disability and life insurance benefits as are available to all other full-time employees of the Company and its subsidiaries.

Post-Employment Payments

Named executive officers referred to herein do not have employment agreements, nor are there any provisions for payments following or in connection with any termination or change-in-control, other than for provisions that allow for SERP benefits, stock options, SARs and restricted stock awards to vest and/or become fully exercisable upon a change in control or in some circumstances, upon disability, in accordance with their respective plans.

Federal Income Tax Deductibility Limitations

The Compensation Committee takes into consideration the tax consequences to employees and the Company when considering types and levels of awards and other compensation granted to executives and directors.

The Compensation Committee also considers the potential impact of Section 162(m) of the Internal Revenue Code. Section 162(m) disallows a tax deduction for any publicly held corporation for individual compensation exceeding $1 million in any taxable year for the CEO and the other senior executive officers, other than compensation that is performance-based under a plan that is approved by the shareholders of the Company and that meets certain other technical requirements. Based on these requirements, the Compensation Committee has determined that for 2011 Section 162(m) will not prevent the Company from receiving a tax deduction for any of the compensation paid to executive officers.

Post-Fiscal Year Compensation Actions

Executive Compensation Comparative Data

In 2011, the Compensation Committee performed a review of executive compensation. As part of the review process, the Compensation Committee retained Pay Governance to provide comparative data on cash and total executive compensation. Data reviewed was from the (i) IT Services and Data Processing sector, (ii) Financial Services sector, and (iii) Services sector, including the Business Support Services industry. Consistent with prior years and the Company’s intent not to engage in benchmarking, the Compensation Committee did not rely solely on comparative data, but did consider such elements when exercising its own judgment in determining 2012 compensation.

Base Salary

In January 2012, the Company realigned business units to better position itself for continued expansion.  This realignment led to title changes for certain of our executive officers, as follows: P. Stephen Appelbaum’s title changed from CFO and Secretary to Executive Vice-President, CFO and Secretary; Gary B. Langfitt’s title changed from COO – Utility Information Services to President – Expense Management Services; Harry M. Murray’s title changed from Executive Vice-

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President to Executive Vice-President – Corporate Development; and John F. Pickering’s title changed from COO – Transportation Information Services to President – Transportation Information Services.

Base salary increases for 2012 were approved in January based on the factors discussed herein, including overall performance of individuals, individual operating units, corporate earnings, and overall corporate growth over the past several years. Such base salary increases, effective in March 2012, were approved for the following: Mr. Brunngraber, $430,000 to $470,000; Mr. Appelbaum, $236,000 to $243,000; Mr. Langfitt, $205,000 to $217,000; Mr. Mathias, $246,000 to $255,000; Mr. Murray, $247,500 to $255,000 and, Mr. Pickering, $202,000 to $212,000.

Long-Term Incentives

LTIC awards made in January 2012 were granted in accordance with the 2007 Omnibus Incentive Stock Plan and were comprised of 50% restricted stock awards and 50% SARs. The grant date of the awards was the Board approval date of January 24, 2012. Restricted stock awards were valued at that day’s closing stock price as reported on Nasdaq and the SARs were valued at the equivalent Black-Scholes value. The awards granted and detailed below were based on the three-year performance period ended December 31, 2011 as previously described under Elements of Compensation. The restricted stock awards shown here have also been included in the beneficial ownership numbers reported in the Principal Shareholders table included herein.

Name	Restricted Stock Awards	SARs
Eric H. Brunngraber	4,873	19,018
P. Stephen Appelbaum	1,605	6,263
Gary B. Langfitt	1,742	6,800
Robert J. Mathias	2,091	8,160
Harry M. Murray	1,683	6,568
John F. Pickering	1,717	6,701

Report of the Compensation Committee

In the performance of its oversight function for the year ended December 31, 2011, the Compensation Committee reviewed and discussed with management the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K. Based upon such review and discussions, the Compensation Committee has recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

K. Dane Brooksher, Chairman

Benjamin F. Edwards, IV

James J. Lindemann

Andrew J. Signorelli

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Summary Compensation - Executive Officers

Following are the names, ages and positions held by the Company’s executive officers, who also constitute the named executive officers, followed by information on compensation received or earned during the periods presented. As indicated in the Compensation Discussion & Analysis, title changes were made for selected executive officers in January 2012.The current titles are reflected below.

Eric H. Brunngraber, 55, is President and CEO of the Company. Additional information on Mr. Brunngraber can be found in the section Election of Directors contained herein.

P. Stephen Appelbaum, 54, Executive Vice-President, CFO and Secretary. Mr. Appelbaum, CPA, joined the Company in 2006 as the CFO and Secretary. Prior to joining the Company, he worked for KPMG LLP for 10 years before becoming a Senior Vice President at US Bank (St. Louis, Missouri), where he spent 16 years holding various positions in the areas of accounting, financial reporting, risk management, and merger and acquisition integration.

Gary B. Langfitt , 56, President – Expense Management Services. Mr. Langfitt joined Cass in 1999 as Vice President, Sales and Marketing – Utility Information Services and subsequently served as COO – Utility Information Services from 2003 to 2011.

Robert J. Mathias, 59, President and COO of Cass Commercial Bank, subsidiary of the Company. Mr. Mathias joined the Bank in February 2008. Prior to joining Cass, he served as Senior Banker of the St. Louis loan production office of LaSalle Bank from February 2000 to February 2008. Mr. Mathias has been affiliated with several major financial institutions in the St. Louis metropolitan area since 1974.

Harry M. Murray, 58, Executive Vice President – Corporate Development. Mr. Murray has served as Executive Vice President since 2003. He has held various positions with the Company since his initial employment in 1982, including Executive Vice President – Operations from 1995 to 2000 and COO - Utility Information Services from 2000 to 2003.

John F. Pickering, 60, President – Transportation Information Services. Mr. Pickering began his tenure with the Company in 1977 and has held various positions, serving most recently as COO – Transportation Information Services from 2001 to 2011.

Name and Principal Position	Year	Salary ($)(1)	Bonus ($)	Stock Awards ($)(2)	Option Awards ($)(2)	Change in Pension Value ($)(3)	All Other Compensation ($)(4)	Total ($)

Eric H. Brunngraber	2011	425,240	216,000	165,156	165,164	670,647	39,776	1,681,983
President, CEO	2010	396,875	183,700	49,010	49,002	394,265	36,582	1,109,434
	2009	372,500	139,700	170,185	170,190	366,224	46,778	1,265,577

P. Stephen Appelbaum	2011	235,048	88,500	56,732	56,745	60,926	16,328	514,279
Exec. Vice President,	2010	229,375	82,000	17,493	17,483	36,936	16,177	399,464
CFO, Secretary	2009	224,250	40,000	63,884	63,891	12,450	21,002	425,477

Gary B. Langfitt	2011	203,962	82,435	61,246	61,236	124,301	16,400	549,580
President, Expense	2010	196,500	74,557	18,277	18,276	78,913	16,171	402,694
Management Services	2009	186,750	51,068	65,636	65,646	43,953	20,390	433,443

Robert J. Mathias	2011	244,269	109,000	72,612	72,627	69,948	31,525	599,981
President and COO,	2010	233,500	104,500	21,866	21,861	39,721	30,798	452,246
Cass Commercial Bank	2009	224,500	54,000	80,222	80,234	12,773	31,538	483,267

Harry M. Murray	2011	246,721	94,000	59,829	59,823	265,490	16,518	742,381
Executive Vice President,	2010	243,000	83,500	18,790	18,805	168,256	16,536	548,887
Corporate Development	2009	241,000	48,000	77,130	77,134	186,259	24,154	653,677

John F. Pickering	2011	201,135	96,500	60,620	60,620	196,108	16,434	631,417
President, Transportation	2010	196,250	87,000	18,760	18,760	139,665	16,272	476,707
Information Services	2009	192,250	30,000	68,187	68,194	108,478	24,528	491,637

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Note: The table above includes (i) the dollar value of base salary and bonus earned; (ii) the aggregate grant date fair value of restricted stock and option awards; (iii) the change in pension value and nonqualified deferred earnings; (iv) all other compensation; and (v) the dollar value of total compensation for each respective fiscal year.

(1)	Base salary amounts earned in fiscal years 2011, 2010 and 2009, respectively.
(2)	These amounts represent the aggregate grant date fair value of restricted stock and option awards granted during the fiscal years ended December 31, 2011, 2010 and 2009, respectively, computed in accordance with FASB ASC Topic 718. These amounts do not represent the actual amounts paid to or realized by the named executive officer for these awards during fiscal years 2011, 2010 and 2009. The value as of the grant date for restricted stock and option awards is recognized over the number of days of service required for the grant to become vested. See Note 11 to the Company's audited financial statements included in the Company's Annual Report on Form 10-K for the year ended December 31, 2011 for a complete description of the material assumptions applied in determining grant date fair value.
(3)	Represents the aggregate change in actuarial present value of accumulated benefits under the Company’s defined benefit pension plan and SERP based on a five-year average of current pay. See Note 10 to the Company's audited financial statements included in the Company's Annual Report on Form 10-K for the year ended December 31, 2011 for a complete description of the material assumptions applied in quantifying the present value of accumulated benefits.
(4)	Consists of the Company’s incremental cost on perquisite benefits, dividends paid on restricted stock awards, the Company’s matching contributions paid to the Company’s 401(k) Plan on behalf of each executive, and the imputed value of group term life premiums paid on behalf of each executive. Perquisite benefits provided in 2011 consist of an allowance for personal automobile usage ($15,000, Mr. Brunngraber; $10,000, all other named executive officers) and club membership allowances ($15,070, Mr. Brunngraber and $14,800, Mr. Mathias).

Grants of Plan-Based Awards

The following table sets forth information regarding all equity based incentive plan awards that were made to the named executive officers during 2011. Disclosure is provided on a separate line for each grant or award made during the year. The information supplements the values of stock and option awards presented in the Summary Compensation table above.

Name	Grant Date	Estimated Future Payouts Under Equity Incentive Plan Awards				Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)
		Threshold (#)	Target (#)		Max (#)
Eric H. Brunngraber	01/25/2011	0	5,013	(1)	0	―	165,156
	01/25/2011	0	18,241	(2)	0	32.95	165,164
P. Stephen Appelbaum	01/25/2011	0	1,722	(1)	0	―	56,732
	01/25/2011	0	6,267	(2)	0	32.95	56,745
Gary B. Langfitt	01/25/2011	0	1,859	(1)	0	―	61,246
	01/25/2011	0	6,763	(2)	0	32.95	61,236
Robert J. Mathias	01/25/2011	0	2,204	(1)	0	―	72,612
	01/25/2011	0	8,021	(2)	0	32.95	72,627
Harry M. Murray	01/25/2011	0	1,816	(1)	0	―	59,829
	01/25/2011	0	6,607	(2)	0	32.95	59,823
John F. Pickering	01/25/2011	0	1,840	(1)	0	―	60,620
	01/25/2011	0	6,695	(2)	0	32.95	60,620

NOTE: All share information has been restated to reflect the 10% stock dividend paid by the Company in December 2011.

(1)	Represents restricted stock bonus awards issued pursuant to the terms of the Company’s 2007 Omnibus Stock Incentive Plan. Restricted stock awards are subject to a three-year vesting schedule, with 1/3 of the shares vesting each year on the anniversary of the grant date of the awards. Dividends are paid quarterly prior to vesting. The 2011 awards were based on criteria further described in the Compensation Discussion and Analysis section contained herein.
(2)	Represents SARs issued pursuant to the terms of the Company’s 2007 Omnibus Stock Incentive Plan. SAR awards are subject to a three-year vesting schedule, with 1/3 of the shares vesting each year on the anniversary of the grant date of the awards. SARs become exercisable upon vesting and expire on the tenth anniversary of the grant date. The 2011 awards were based on criteria further described in the Compensation Discussion and Analysis section contained herein.

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Outstanding Equity Awards at Fiscal Year-End

The following table sets forth information on outstanding option and stock awards held by the named executive officers on December 31, 2011, including the number of shares underlying both exercisable and unexercisable portions of each option award as well as the exercise price and the expiration date of each outstanding option award, and the market value of stock awards.

			Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options/SARs (#) Exercisable		Number of Securities Underlying Unexercised Options/SARs (#) Unexercisable		Option/ SAR Exercise Price ($)	Option/SAR Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(3)	Market Value of Shares or Units of Stock That Have Not Vested ($)(4)

Eric H. Brunngraber	5,370	(1)	596	(1)	18.79	1/2/2013	8,628	313,973
	18,612	(2)	―		25.83	1/22/2018
	20,130	(2)	10,065	(2)	23.43	1/20/2019
	1,970	(2)	3,940	(2)	27.42	1/26/2020
	―		18,241	(2)	32.95	1/25/2021

P. Stephen Appelbaum	8,599	(2)	―		25.83	1/22/2018	3,058	111,281
	7,556	(2)	3,779	(2)	23.43	1/20/2019
	702	(2)	1,406	(2)	27.42	1/26/2020
	―		6,267	(2)	32.95	1/25/2021

Gary B. Langfitt	366	(1)	―		13.13	1/3/2012	3,237	117,794
	935	(1)	311	(1)	18.79	1/2/2013
	7,764	(2)	3,882	(2)	23.43	1/20/2019
	734	(2)	1,470	(2)	27.42	1/26/2020
	―		6,763	(2)	32.95	1/25/2021

Robert J. Mathias	9,490	(2)	4,745	(2)	23.43	1/20/2019	3,878	141,120
	878	(2)	1,758	(2)	27.42	1/26/2020
	―		8,021	(2)	32.95	1/25/2021

Harry M. Murray	―		187	(1)	18.79	1/2/2013	3,371	122,671
	7,643	(2)	―		25.83	1/22/2018
	―		4,563	(2)	23.43	1/20/2019
	756	(2)	1,512	(2)	27.42	1/26/2020
	―		6,607	(2)	32.95	1/25/2021

John F. Pickering	821	(1)	―		13.13	1/3/2012	3,267	118,886
	705	(1)	392	(1)	18.79	1/2/2013
	9,169	(2)	―		25.83	1/22/2018
	8,065	(2)	4,033	(2)	23.43	1/20/2019
	754	(2)	1,508	(2)	27.42	1/26/2020
	―		6,695	(2)	32.95	1/25/2021

(1)	Represents stock option grants issued pursuant to the terms of the Company’s 1995 Performance-Based Stock Option Plan. The vesting date for option awards is equivalent to the option expiration date, which is the first business day of the seventh calendar year following the grant date of the option award. The vesting date can be accelerated based on the Company’s attainment of certain financial operating performance criteria.
(2)	Represents SARs issued pursuant to the terms of the Company’s 2007 Omnibus Stock Incentive Plan. SAR awards are subject to a three-year vesting schedule, with 1/3 of the shares vesting each year on the anniversary of the grant date of the awards. SARs become exercisable upon vesting and expire on the tenth anniversary of the grant date.
(3)	Represents restricted stock bonus awards issued pursuant to the Company’s 2007 Omnibus Stock Incentive Plan. The shares are subject to a three-year vesting schedule, with 1/3 of the shares vesting each year on the anniversary of the grant date of the awards. The vesting dates for such shares are as follows:

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Name	Vesting Date	Number of Shares
Eric H. Brunngraber	1/20/2012	2,422
	1/25/2012	1,671
	1/26/2012	596
	1/25/2013	1,671
	1/26/2013	596
	1/25/2014	1,672

P. Stephen Appelbaum	1/20/2012	910
	1/25/2012	574
	1/26/2012	213
	1/25/2013	574
	1/26/2013	213
	1/25/2014	574

Gary B. Langfitt	1/20/2012	934
	1/25/2012	619
	1/26/2012	222
	1/25/2013	620
	1/26/2013	222
	1/25/2014	620

Robert J. Mathias	1/20/2012	1,142
	1/25/2012	734
	1/26/2012	266
	1/25/2013	735
	1/26/2013	266
	1/25/2014	735

Harry M. Murray	1/20/2012	1,098
	1/25/2012	605
	1/26/2012	228
	1/25/2013	605
	1/26/2013	229
	1/25/2014	606

John F. Pickering	1/20/2012	970
	1/25/2012	613
	1/26/2012	228
	1/25/2013	613
	1/26/2013	229
	1/25/2014	614

(4)	Value based on $36.39 per share, which was the closing market price of the Company's common stock reported on Nasdaq on December 31, 2011.

Options Exercised and Stock Vested

The following table sets forth the exercise of options (including stock options and SARs) and vesting of restricted stock during 2011 for the named executive officers.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)(1)	Value Realized on Exercise ($)(2)	Number of Shares Acquired on Vesting (#)(1)	Value Realized on Vesting ($)(3)
Eric H. Brunngraber	2,420	56,151	4,687	154,008
P. Stephen Appelbaum	―	―	1,893	62,120
Gary B. Langfitt	2,412	87,391	1,911	62,179
Robert J. Mathias	―	―	1,407	46,619
Harry M. Murray	2,286	68,929	2,355	77,210
John F. Pickering	―	―	2,022	66,344

(1)	Represents gross amount of shares exercised or vested, without netting any shares surrendered to pay exercise price or taxes.

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(2)	For stock options, “Value Realized” is calculated using the difference between the average of the high and low price of the Company’s common stock, as reported on The Nasdaq Stock Market, on the exercise date and the exercise price of the options exercised. For SARs, “Value Realized” is calculated using the closing price of the Company’s common stock, as reported on The Nasdaq Stock Market, on the exercise date.
(3)	Value is determined by applying the market value of the stock on the vesting date to the number of shares vested.

Pension Benefits

The following table sets forth for fiscal year ended December 31, 2011 the actuarial present value of each named executive officer’s accumulated benefit under defined benefit plans of the Company, the number of years of credited service under each plan, and the amount of pension benefits paid to each named executive officer.

Name (1)	Plan Name	Number of Years of Credited Service (#)	Present Value of Accumulated Benefit ($)(2)	Payments During Last Fiscal Year ($)

Eric H. Brunngraber	Retirement Plan for Employees of Cass Information Systems, Inc.	31.08	675,314	0

	Cass Information Systems SERP	31.08	1,423,509	0

P. Stephen Appelbaum	Retirement Plan for Employees of Cass Information Systems, Inc.	4.50	93,344	0

	Cass Information Systems SERP	4.50	35,114	0

Gary B. Langfitt	Retirement Plan for Employees of Cass Information Systems, Inc.	11.50	262,480	0

	Cass Information Systems SERP	11.50	91,537	0

Robert J. Mathias	Retirement Plan for Employees of Cass Information Systems, Inc.	2.50	65,050	0

	Cass Information Systems SERP	2.50	57,392	0

Harry M. Murray	Retirement Plan for Employees of Cass Information Systems, Inc.	28.08	746,052	0

	Cass Information Systems SERP	28.08	511,459	0

John F. Pickering	Retirement Plan for Employees of Cass Information Systems, Inc.	33.08	970,578	0

	Cass Information Systems SERP	33.08	0	0

(1)	Messrs. Langfitt, Murray and Pickering were eligible for early retirement benefits under the Company’s defined benefit pension plan and SERP as of December 31, 2011.
(2)	Represents the actuarial present value of accumulated benefit under the Company’s defined benefit pension plan based on a five-year average of current pay. See Note 10 to the Company's audited financial statements included in the Company's Annual Report on Form 10-K for the year ended December 31, 2011 for complete description of the material assumptions applied in quantifying the present value of accumulated benefits.

All named executive officers were participants in the Retirement Plan for Employees of Cass Information Systems, Inc. and the Cass Information Systems, Inc. SERP at December 31, 2011. Details of the plans are further discussed in the Compensation Discussion and Analysis contained herein.

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OWNERSHIP OF SECURITIES

The following table contains information with respect to beneficial ownership of the Company's outstanding common stock as of March 5, 2012, by: (i) each person known to the Company to be the beneficial owner of more than 5% of common stock, (ii) each director and nominee for director, (iii) each executive officer, and (iv) directors and executive officers as a group. The address of each director and executive officer is c/o Cass Information Systems, Inc., 13001 Hollenberg Drive, Bridgeton, Missouri 63044. Unless otherwise indicated, the named person has sole voting and investment rights with respect to such shares. The percent of common stock owned by each person or group has been determined based on a total of 10,383,118 shares outstanding as of March 5, 2012.

Name of Beneficial Owner (and address for Beneficial Owners over 5%)	Amount of Shares Beneficially Owned (1)		Percent of Class
Jake Nania	1,085,044	(2)	10.45%
1700 S. Ocean Blvd.
Lauderdale by the Sea, FL 33062

Kayne Anderson Rudnick Investment Management, LLC	785,112	(3)	7.53
1800 Avenue of the Stars, 2nd Floor
Los Angeles, CA 90067

Riverbridge Partners LLC	681,438	(4)	6.57
801 Nicollet Mall, Suite 600
Minneapolis, MN 55402

P. Stephen Appelbaum	38,516	(5)	*
K. Dane Brooksher	8,288	(6)	*
Eric H. Brunngraber	127,927	(7)	1.23
Bryan S. Chapell	7,826	(8)	*
Lawrence A. Collett	243,412	(9)	2.33
Robert A. Ebel	5,379	(10)	*
Benjamin F. Edwards, IV	10,660	(11)	*
John L. Gillis, Jr.	3,069	(12)	*
Wayne J. Grace	20,320	(13)	*
Gary B. Langfitt	33,709	(14)	*
James J. Lindemann	3,399	(15)	*
Robert J. Mathias	25,360	(16)	*
Harry M. Murray	50,822	(17)	*
John F. Pickering	68,100	(18)	*
Randall L. Schilling	1,980	(19)	*
Andrew J. Signorelli	228,294	(20)	2.20
Franklin D. Wicks, Jr.	3,894	(21)	*

All directors (including nominees) and all executive officers as a group (17 persons)	880,955	(22)	8.32%

* Less than 1% of class.

(1)	Beneficially owned shares include common stock that directors and executive officers have the right to acquire within 60 days of March 5, 2012 pursuant to the exercise of stock options and SARs.
(2)	Based on shareholder records obtained from BNY Mellon Shareowner Services on February 22, 2011.
(3)	Based on Schedule 13G/A filed with the SEC on February 8, 2012.
(4)	Based on Schedule 13G/A filed with the SEC on February 6, 2012.
(5)	Includes 12,122 shares held in trust of which Mr. Appelbaum has shared voting and investment rights. Includes 2,966 shares of restricted stock subject to forfeiture with respect to which Mr. Appelbaum has voting but no investment rights. Includes 23,428 shares which could be acquired within 60 days of March 5, 2012 pursuant to the exercise of SARs.
(6)	Includes 6,308 shares held in trust of which Mr. Brooksher has shared voting and investment rights. Includes 1,980 shares of restricted stock subject to forfeiture with respect to which Mr. Brooksher has voting but no investment rights.
(7)	Includes 60,288 shares owned jointly with his spouse. Includes 8,812 shares of restricted stock subject to forfeiture with respect to which Mr. Brunngraber has voting but no investment rights. Includes 58,827 shares which could be acquired within 60 days of March 5, 2012 pursuant to the exercise of SARs.

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(8)	Includes 5,846 shares held in trust of which Mr. Chapell has shared voting and investment rights. Includes 1,980 shares of restricted stock subject to forfeiture with respect to which Mr. Chapell has voting but no investment rights.
(9)	Includes 114,001 shares held in trust of which Mr. Collett has voting and investment rights and 80,054 shares owned by Mr. Collett’s spouse. Includes 1,320 shares of restricted stock subject to forfeiture with respect to which Mr. Collett has voting but no investment rights. Includes 48,037 shares which could be acquired within 60 days of March 5, 2012 pursuant to the exercise of stock options and SARs.
(10)	Includes 4,719 shares owned jointly with his spouse. Includes 660 shares of restricted stock subject to forfeiture with respect to which Mr. Ebel has voting but no investment rights.
(11)	Includes 8,503 shares held in trust of which Mr. Edwards has voting and investment rights and 177 shares Mr. Edwards holds as custodian for his minor children. Includes 1,980 shares of restricted stock subject to forfeiture with respect to which Mr. Edwards has voting but no investment rights.
(12)	Includes 660 shares of restricted stock subject to forfeiture with respect to which Mr. Gillis has voting but no investment rights.
(13)	Includes 16,000 shares held in trust of which Mr. Grace has voting and investment rights. Includes 3,000 shares owned by Mr. Grace’s spouse. Also includes 1,320 shares of restricted stock subject to forfeiture with respect to which Mr. Grace has voting but no investment rights.
(14)	Includes 3,204 shares of restricted stock subject to forfeiture with respect to which Mr. Langfitt has voting but no investment rights and 16,615 shares which could be acquired within 60 days of March 5, 2012 pursuant to the exercise of stock options and SARs.
(15)	Includes 1,320 shares of restricted stock subject to forfeiture with respect to which Mr. Lindemann has voting but no investment rights.
(16)	Includes 3,827 shares of restricted stock subject to forfeiture with respect to which Mr. Mathias has voting but no investment rights and 18,665 shares which could be acquired within 60 days of March 5, 2012 pursuant to the exercise of SARs.
(17)	Includes 35,600 shares owned jointly with his spouse. Also includes 3,123 shares of restricted stock subject to forfeiture with respect to which Mr. Murray has voting but no investment rights and 12,009 shares which could be acquired within 60 days of March 5, 2012 pursuant to the exercise of SARs.
(18)	Includes 38,823 shares held in trust of which Mr. Pickering has voting and investment rights. Also includes 3,173 shares of restricted stock subject to forfeiture with respect to which Mr. Pickering has voting but no investment rights and 26,104 shares which could be acquired within 60 days of March 5, 2012 pursuant to the exercise of stock options and SARs.
(19)	Includes 660 shares of restricted stock subject to forfeiture with respect to which Mr. Schilling has voting but no investment rights.
(20)	Includes 85,512 shares held in trust of which Mr. Signorelli has shared voting and investment rights. Also includes 141,462 shares held through a limited liability company in which Mr. Signorelli has a direct interest and 1,320 shares of restricted stock subject to forfeiture with respect to which Mr. Signorelli has voting but no investment rights.
(21)	Includes 660 shares of restricted stock subject to forfeiture with respect to which Mr. Wicks has voting but no investment rights.
(22)	Includes 203,775 shares which could be acquired within 60 days of March 5, 2012 pursuant to the exercise of stock options and SARs.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires executive officers, directors and persons who own more than 10% of the Company’s common stock to file reports of ownership and changes in ownership with the SEC and Nasdaq. Executive officers, directors and greater than 10% shareholders are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file. Based on a review solely of copies of such forms received and written representation from certain reporting persons, the Company believes that all Section 16(a) filing requirements applicable to 2011 for executive officers, directors, and greater than 10% beneficial owners were complied with in a timely manner.

SHAREHOLDER PROPOSALS FOR THE 2013 ANNUAL MEETING

In order for a shareholder to bring any business before a meeting of shareholders, the shareholder must have given timely notice thereof in writing to the Company’s Secretary and comply with the other notice requirements set forth in the Company’s bylaws. To be timely, a shareholder’s notice must be delivered to or mailed and received at the Company’s

26

principal executive offices not less than 60 days nor more than 90 days prior to the first anniversary of the preceding year’s Annual Meeting. For the 2013 Annual Meeting, shareholders must submit proposals no earlier than January 16, 2013 and no later than February 15, 2013.

If, however, the date of the meeting is changed by more than 30 days before or after such anniversary date, the notice must be received not later than the tenth day following the day on which such notice of the date of the Annual Meeting was mailed or such public disclosure was made. A shareholder’s notice to the Secretary must set forth as to each matter the shareholder proposes to bring before the Annual Meeting:

•	a brief description of the business desired to be brought before the Annual Meeting and the reasons for conducting the business at the Annual Meeting,
•	the name and address, as they appear on the Company’s books, of the proposing shareholder,
•	the class and number of shares which are beneficially owned by the shareholder, and
•	any material interest of the shareholder in such business.

The requirements contained in the Company’s bylaws and summarized above are separate from and in addition to the SEC requirements that a shareholder must meet to have a proposal included in the Company’s Proxy Statement. Any shareholder proposal to be considered for inclusion in the Company’s Proxy Statement and form of proxy for its next Annual Meeting must be received by the Company no later than November 16, 2012 at the following address: Cass Information Systems, Inc., Attn: P. Stephen Appelbaum, Secretary, 13001 Hollenberg Drive, Bridgeton, Missouri 63044.

OTHER MATTERS and HOUSEHOLDING

Management does not intend to present to the Annual Meeting any business other than the items stated in the Notice of Annual Meeting of Shareholders and does not know of any matters to be brought before the Annual Meeting other than those referred to above. If, however, any other matters properly come before the Annual Meeting, the persons designated as proxies will vote on each such matter in accordance with their best judgment.

The Company may and some banks, brokers and other nominee record holders may be participating in the practice of householding proxy statements and annual reports. This means that only one copy of this proxy statement may have been sent to multiple shareholders in your household unless you provide us with contrary instructions. A separate copy of this proxy statement or the annual report will be delivered to you if you write to: Cass Information Systems, Inc., Attn: P. Stephen Appelbaum, Secretary, 13001 Hollenberg Drive, Bridgeton, Missouri 63044, or call (314) 506-5500.

By Order of the Board of Directors
P. Stephen Appelbaum, Secretary

27

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Charles F. Knight Executive Education Center

Olin School of Business at Washington University in St. Louis

Knight Center Reception Desk      (314) 933-9400 local      (866) 933-9400 toll free

From I-70 (or Lambert International Airport)

Go south on I-170 to the Forest Park Parkway exit.

Go east on Forest Park Parkway through Clayton, past Big Bend Boulevard to Throop Drive (1st stoplight after Big Bend). Turn right (south) onto Throop Drive.

The Charles F. Knight Center is located across from the parking garage on the south side of Throop Drive.

Please park in the parking garage and proceed into the main entrance of the Charles F. Knight Center to Room 220.

From I-64 (Hwy 40), heading west (from downtown St. Louis)

Veer onto the Forest Park Parkway/Market Street exit and continue to Throop Drive.

Turn left (south) onto Throop Drive.

The Charles F. Knight Center is located across from the parking garage on the south side of Throop Drive.

Please park in the parking garage and proceed into the main entrance of the Charles F. Knight Center to Room 220.

From I-64 (Hwy 40), heading east (from west county)

Go north on I-170 to the Forest Park Parkway exit.

Go east on Forest Park Parkway through Clayton, past Big Bend Boulevard to Throop Drive (1st stoplight after Big Bend). Turn right (south) onto Throop Drive.

The Charles F. Knight Center is located across from the parking garage on the south side of Throop Drive.

Please park in the parking garage and proceed into the main entrance of the Charles F. Knight Center to Room 220.

YOUR VOTE IS IMPORTANT. PLEASE VOTE TODAY.

We encourage you to take advantage of Internet or telephone voting.

Both are available 24 hours a day, 7 days a week.

Internet and telephone voting are available through 11:59 PM Eastern Time the day prior to the annual meeting date.

INTERNET http://www.proxyvoting.com/cass Use the Internet to vote your proxy. Have your proxy card in hand when you access the web site.
CASS INFORMATION	OR
SYSTEMS, INC.	TELEPHONE
1-866-540-5760 Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call.

If you vote your proxy by Internet or by telephone, you do NOT need to mail back your proxy card.

To vote by mail, mark, sign and date your proxy card and return it in the enclosed postage-paid envelope.

Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

19460

▼	FOLD AND DETACH HERE	▼

THIS PROXY WILL BE VOTED AS DIRECTED, OR IF NO DIRECTION IS INDICATED, WILL BE VOTED “FOR” ALL NOMINEES FOR ELECTION AS DIRECTOR AND “FOR” PROPOSAL 2.
	Please mark your votes as	☒
indicated in this example

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE FOLLOWING NOMINEES:

1.	ELECTION OF DIRECTORS	FOR	WITHHOLD	*EXCEPTIONS	THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR
	Nominees:	ALL	FOR ALL		THE FOLLOWING:	FOR	AGAINST	ABSTAIN
2. For the proposal to ratify the selection of KPMG LLP to serve as the Company’s independent registered public accounting firm for 2012:
01 02	Robert A. Ebel John L. Gillis, Jr.	☐	☐	☐		☐	☐	☐
03	Randall L. Schilling
04	Franklin D. Wicks, Jr.

(INSTRUCTIONS: To withhold authority to vote for any individual nominee, mark the “Exceptions” box above and write that nominee’s name in the space provided below.)

*Exceptions

	I/We plan to attend the meeting. (Please detach	☐	YES
admittance card above and bring to the meeting.)

Mark Here for	☐
Address Change
or Comments
SEE REVERSE

NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

Signature	Signature	Date

ADMISSION TICKET

CASS INFORMATION SYSTEMS, INC.

2012 Annual Meeting of Shareholders

Monday, April 16, 2012

11:00 A.M. Local Time

The Charles F. Knight Executive Education Center

Olin School of Business at Washington University

One Brookings Drive

St. Louis, Missouri 63130

For your reference, a map is provided inside the back cover of the Proxy Statement.

Choose MLinkSM for fast, easy and secure 24/7 online access to your future proxy materials, investment plan statements, tax documents and more. Simply log on to Investor ServiceDirect® at www.bnymellon.com/shareowner/equityaccess where step-by-step instructions will prompt you through enrollment.

Important notice regarding the Internet availability of proxy materials for the Annual Meeting of shareholders. The Proxy Statement and the 2011 Annual Report to Shareholders are available at: http://www.cassinfo.com.

▼	FOLD AND DETACH HERE	▼

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS OF THE COMPANY

CASS INFORMATION SYSTEMS, INC.

The undersigned hereby appoints Eric H. Brunngraber and P. Stephen Appelbaum, and each of them, with power to act without the other and with power of substitution, as proxies and attorneys-in-fact and hereby authorizes them to represent and vote, as provided on the other side, all the shares of Cass Information Systems, Inc. Common Stock which the undersigned is entitled to vote, and, in their discretion, to vote upon such other business as may properly come before the Annual Meeting of Shareholders of the Company to be held April 16, 2012 or at any adjournment or postponement thereof, with all powers which the undersigned would possess if present at the Meeting.

Address Change/Comments
(Mark the corresponding box on the reverse side)

SHAREOWNER SERVICES
P.O. BOX 3550
SOUTH HACKENSACK, NJ 07606-9250

(Continued and to be marked, dated and signed, on the other side)	19460